LIVE NATION ENTERTAINMENT REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 19% for the Quarter to $1.5 Billion
•	Operating Income Improves for the Quarter to $(6) Million
•	Adjusted Operating Income Up 24% for the Quarter to $114 Million
•	Event-Related Deferred Revenue Up 12% to $1.8 Billion as of March 31
•	Concert Tickets Sold for 2018 Shows Over 50 Million, Up 5% through April
•	Sponsorship & Advertising Committed Net Revenue Up 11% through April
•	Ticketmaster Fee-Bearing GTV Up 21% through April

LOS ANGELES – May 3, 2018 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three months ended March 31, 2018.
2018 is off to a great start, even better than expected when we had our full year earnings call in February. The first quarter outperformed our projections as we delivered growth in revenue of 19%, operating income of 72%, adjusted operating income ("AOI") of 24%, operating cash flow of 2%, and free cash flow - adjusted of 76%, with all of our divisions delivering double-digit operating income and AOI growth.
Even more importantly, we have now booked enough concerts, sold enough tickets and have enough sponsorship commitments to be confident that we will have a successful 2018, delivering double-digit operating income and AOI growth for the year. We continue to benefit from a global concerts industry that is structurally growing, with strong tailwinds for both supply and demand.

Concerts Global Platform Growth
Starting with the concerts business, revenue is up 20%, operating income grew by 16% and AOI improved by 29% as we promoted 22% more shows for 15% more fans globally in the first quarter. Looking towards the full year, through April, we have booked nearly 5,000 arena, stadium and amphitheater shows, up 21% over this point last year. This growth is led by our amphitheaters, with show count up 27% to over 2,000 shows — growth that we will now further monetize through on-site fan spending.
At this point, we have even stronger expectations for growth in on-site spending at our amphitheaters than we did a few months ago. Across the myriad of initiatives we are executing this year — enhancing our VIP offerings, adding points of sale and improving product selection — we now expect our average spend per fan to grow by at least $2.50 this summer.

We also continue to capture more value for the artists and Live Nation through pricing optimization, delivering more of the market value to the artists. As a result, average ticket pricing is up double digits across each amphitheater, arena and stadium venue type, for tickets sold so far this year.
And while North America is expected to have a strong summer, we continue to see strong performance across the 40 countries around the world in which we promote shows, with tickets sold for international arena shows and festivals up double digits through April. We are particularly encouraged by our progress in Latin America, with tickets sold for shows in the region more than tripling so far this year. And, our recently announced acquisition of a stake in Rock in Rio, which will give us a controlling interest starting with the 2019 festival, provides us with a strong foundation for future growth in Latin America.
With our global concerts business looking strong again this year, the concerts segment continues to be the engine that powers the Live Nation flywheel strategy, growing the profitability of the concerts business while also driving our sponsorship and ticketing businesses.

Sponsorship & Advertising Delivered Continued Growth
With revenue up 17%, operating income up 18% and AOI up 17% for the quarter, our sponsorship business continues to demonstrate the value of directly connecting brands with approximately 90 million fans at our concerts this year.
Through April, we are pacing double digits ahead of last year in committed revenue, and have over 80% of our planned revenue for the year committed. We expect our growth to again be driven by our festivals and large strategic sponsors, and we continue adding a number of new partners, including Frito Lay, Proctor & Gamble and Twitter. As a result, we currently expect to deliver double-digit operating income and AOI growth in sponsorship & advertising again this year.

Ticketmaster Marketplace Growing
Ticketmaster had a very strong start to the year as well, growing revenue by 19%, operating income by 19% and AOI by 17% for the quarter, as it had its largest quarter in history, transacting almost 60 million tickets for 21% growth in global gross transaction value ("GTV") to $5 billion.
At its core, Ticketmaster continues to be the most effective ticketing platform in the world, with the technology to serve venues, sports teams and artists, and with the marketplace to attract and convert ticket buyers. Demonstrating our success, we signed 135 additional clients in the quarter, adding new clients across 19 countries.
Our strategic partnership with the NFL is off to a strong start, with substantial increases in both primary and secondary ticket sales in the few weeks since schedules were released. And as our pioneer client for digital ticketing, the NFL has eliminated ticket PDFs for next season, positioning the teams to identify a much higher portion of fans attending their games.

Verified Fan, our artist program to help ensure tickets are sold to fans at the onsale, also continues to grow with major onsales including Pearl Jam, Elton John, Thirty Seconds to Mars and 5 Seconds of Summer rolling out campaigns in the first quarter. We will continue investing in new technologies to further differentiate Ticketmaster from others in the ticketing business. It is very notable that today we announce our partnership with, and investment in, Blink Identity which has cutting-edge facial recognition technology, enabling you to associate your digital ticket with your image, then just walk into the show.
In addition to building technologies to better serve our venues, sports teams and artist clients, we continue investing to make Ticketmaster an even better marketplace for fans to buy tickets. To start, we have increased the number of events listed on Ticketmaster, up 16% for the quarter to over 195,000 events. And along with this, we increased site visits by 9% while lowering our paid cost of acquisition by over 20% through continued marketing improvements. Once we have customers visit our site, we further improved our conversion rates, particularly on mobile. Following a redesigned purchase experience on mobile that we rolled out last year, mobile ticket sales are up 36% for the quarter, now accounting for almost 40% of all ticket sales, with conversion rates improved by over 20%. With this strong start to the year, we expect another record year in ticketing.

Summary
2018 is on track to deliver double-digit operating income and AOI growth along with expected strong gains in revenue, operating cash flow, and free cash flow. Our key leading indicators for our concerts, sponsorship & advertising and ticketing segments are ahead of last year, and we currently expect each of our businesses to deliver record revenue, operating income, and AOI this year.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: Justin Timberlake, P!nk - Kevin Mazur/Getty Images, Jay-Z and Beyoncé - Frank Micelotta

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain unaudited financial statements at the end of this press release for reference. These unaudited financial statements should be read in conjunction with the full unaudited financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit www.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 1st QUARTER
(unaudited; $ in millions)

	Q1 2018 Reported	Q1 2017 Reported	Growth	Q1 2018 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$1,038.9	$863.3	20%	$1,003.6	16%
Sponsorship & Advertising	74.6	64.0	17%	71.9	12%
Ticketing	372.4	312.8	19%	365.8	17%
Other and Eliminations	(3.5)	2.8	*	(3.5)	*
	$1,482.4	$1,242.9	19%	$1,437.8	16%

Operating Income (Loss)
Concerts	$(63.9)	$(75.8)	16%	$(63.0)	17%
Sponsorship & Advertising	31.1	26.4	18%	29.1	10%
Ticketing	64.9	54.5	19%	66.2	21%
Other and Eliminations	(3.4)	0.2	*	(3.4)	*
Corporate	(34.7)	(26.7)	(30%)	(34.7)	(30%)
	$(6.0)	$(21.4)	72%	$(5.8)	73%

Adjusted Operating Income (Loss)
Concerts	$(15.6)	$(22.1)	29%	$(16.7)	24%
Sponsorship & Advertising	39.0	33.3	17%	37.0	11%
Ticketing	120.9	103.1	17%	121.1	17%
Other and Eliminations	(4.4)	(0.4)	*	(4.4)	*
Corporate	(26.2)	(21.9)	(20%)	(26.2)	(20%)
	$113.7	$92.0	24%	$110.8	20%
* percentages are not meaningful

•	As of March 31, 2018, total cash and cash equivalents were $2.9 billion, which includes $888 million in ticketing client cash and $718 million in free cash.

•	Event-related deferred revenue was $1.8 billion as of March 31, 2018, compared to $1.6 billion as of the same date in 2017.

•	For the quarter ended March 31, 2018, net cash provided by operating activities was $775 million and free cash flow - adjusted was $46 million.

•	We expect capital expenditures for the full year to be approximately $250 million, with approximately 50% to be revenue generating capital expenditures.

•	We currently expect the amortization of nonrecoupable ticketing contract advances for the full year 2018 to be approximately in line with the total amount in 2017.

KEY OPERATING METRICS

	Q1 2018	Q1 2017
	(in thousands except estimated events)
Concerts (1)
Events:
North America	4,867	3,748
International	2,395	2,208
Total estimated events	7,262	5,956
Fans:
North America	6,823	5,775
International	5,680	5,125
Total estimated fans	12,503	10,900
Ticketing (2)
Fee-bearing tickets	53,029	49,602
Non-fee-bearing tickets	64,497	67,333
Total estimated tickets	117,526	116,935

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The fee-bearing tickets estimated above include primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the period regardless of event timing, except for our own events where our concert promoters control ticketing and which are reported as the events occur. The non-fee-bearing tickets estimated above include primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our ‘do it yourself’ platform.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by Operating Activities

($ in millions)	Q1 2018	Q1 2017
Net cash provided by operating activities	$775.5	$761.7
Changes in operating assets and liabilities (working capital)	(691.7)	(698.6)
Free cash flow from earnings	$83.8	$63.1
Less: Maintenance capital expenditures	(17.9)	(24.5)
Distributions to noncontrolling interests	(19.5)	(12.2)
Free cash flow — adjusted	$46.4	$26.4

Net cash used in investing activities	$(88.7)	$(75.0)

Net cash provided by (used in) financing activities	$404.2	$(5.1)

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	March 31, 2018
Cash and cash equivalents	$2,942.4
Client cash	(887.7)
Deferred revenue — event-related	(1,774.7)
Accrued artist fees	(68.9)
Collections on behalf of others	(55.4)
Prepaid expenses — event-related	562.3
Free cash	$718.0

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated double-digit operating income and adjusted operating income growth for the company in 2018, with expected strong gains in revenue, operating cash flow, and free cash flow, including expected double-digit operating income and adjusted operating income growth in sponsorship & advertising, driven by festivals and large strategic sponsors, as well as expected record revenue, operating income and adjusted operating income in both concerts and ticketing; the company’s strong expectations for growth in on-site spending at its amphitheaters, with average spend per fan expected to grow by at least $2.50 in the summer of 2018; the company’s prospects for future growth in Latin America; the anticipated strength of the company’s global concerts business in 2018; and planned investments in new technologies to further differentiate Ticketmaster from others in the ticketing business. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of acquisition-related contingent consideration obligations, and acquisition-related severance and compensation), depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances, loss (gain) on disposal of operating assets and certain stock-based compensation expense. We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that the company defines as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. The company uses FCF among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Amortization of non-recoupable ticketing contract advances	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended March 31, 2018

Concerts	$(63.9)	$1.9	$—	$45.6	$—	$0.8	$(15.6)	$(1.1)	$(16.7)
Sponsorship & Advertising	31.1	0.3	—	7.6	—	—	39.0	(2.0)	37.0
Ticketing	64.9	1.1	—	33.6	21.1	0.2	120.9	0.2	121.1
Other and Eliminations	(3.4)	—	—	0.2	(1.2)	—	(4.4)	—	(4.4)
Corporate	(34.7)	7.6	—	0.9	—	—	(26.2)	—	(26.2)
Total Live Nation	$(6.0)	$10.9	$—	$87.9	$19.9	$1.0	$113.7	$(2.9)	$110.8

	Three Months Ended March 31, 2017

Concerts	$(75.8)	$2.8	$(0.7)	$46.5	$—	$5.1	$(22.1)	$—	$(22.1)
Sponsorship & Advertising	26.4	0.3	—	6.6	—	—	33.3	—	33.3
Ticketing	54.5	0.9	—	26.5	20.8	0.4	103.1	—	103.1
Other and Eliminations	0.2	—	—	0.1	(0.7)	—	(0.4)	—	(0.4)
Corporate	(26.7)	3.9	—	0.9	—	—	(21.9)	—	(21.9)
Total Live Nation	$(21.4)	$7.9	$(0.7)	$80.6	$20.1	$5.5	$92.0	$—	$92.0

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2018	December 31, 2017
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,942,407	$1,825,322
Accounts receivable, less allowance of $31,429 and $32,755, respectively	783,807	725,304
Prepaid expenses	867,936	546,713
Restricted cash	6,376	3,500
Other current assets	44,164	51,903
Total current assets	4,644,690	3,152,742
Property, plant and equipment
Land, buildings and improvements	960,379	955,937
Computer equipment and capitalized software	672,828	610,924
Furniture and other equipment	314,419	312,962
Construction in progress	105,248	133,906
	2,052,874	2,013,729
Less accumulated depreciation	1,165,973	1,127,793
	886,901	885,936
Intangible assets
Definite-lived intangible assets, net	759,326	729,265
Indefinite-lived intangible assets	369,140	369,023
Goodwill	1,772,671	1,754,589
Other long-term assets	684,820	612,708
Total assets	$9,117,548	$7,504,263
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$1,121,424	$948,637
Accounts payable	79,411	85,666
Accrued expenses	1,020,621	1,109,246
Deferred revenue	2,039,018	925,220
Current portion of long-term debt, net	119,414	347,593
Other current liabilities	58,825	160,638
Total current liabilities	4,438,713	3,577,000
Long-term debt, net	2,747,399	1,952,366
Deferred income taxes	138,517	137,635
Other long-term liabilities	155,998	174,391
Commitments and contingent liabilities
Redeemable noncontrolling interests	264,700	244,727
Stockholders’ equity
Common stock	2,076	2,069
Additional paid-in capital	2,348,118	2,374,006
Accumulated deficit	(1,113,378)	(1,079,472)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(92,280)	(108,542)
Total Live Nation stockholders’ equity	1,137,671	1,181,196
Noncontrolling interests	234,550	236,948
Total equity	1,372,221	1,418,144
Total liabilities and equity	$9,117,548	$7,504,263

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2018	2017
		(as adjusted)
	(in thousands except share and per share data)
Revenue	$1,482,384	$1,242,879
Operating expenses:
Direct operating expenses	932,084	775,261
Selling, general and administrative expenses	434,611	383,308
Depreciation and amortization	87,871	80,532
Loss (gain) on disposal of operating assets	38	(659)
Corporate expenses	33,810	25,803
Operating loss	(6,030)	(21,366)
Interest expense	29,741	26,010
Loss on extinguishment of debt	2,943	—
Interest income	(1,183)	(945)
Equity in earnings of nonconsolidated affiliates	(3,715)	(2,340)
Other expense (income), net	328	(2,842)
Loss before income taxes	(34,144)	(41,249)
Income tax expense	6,884	6,521
Net loss	(41,028)	(47,770)
Net loss attributable to noncontrolling interests	(7,122)	(14,777)
Net loss attributable to common stockholders of Live Nation	$(33,906)	$(32,993)

Basic and diluted net loss per common share available to common stockholders of Live Nation	$(0.24)	$(0.22)

Weighted average common shares outstanding:
Basic and diluted	206,728,167	203,730,897

Reconciliation to net loss available to common stockholders of Live Nation:
Net loss attributable to common stockholders of Live Nation	$(33,906)	$(32,993)
Accretion of redeemable noncontrolling interests	(16,385)	(12,577)
Net loss available to common stockholders of Live Nation—basic and diluted	$(50,291)	$(45,570)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2018	2017
		(as adjusted)
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(41,028)	$(47,770)
Reconciling items:
Depreciation	42,137	35,912
Amortization	45,734	44,620
Amortization of non-recoupable ticketing contract advances	19,945	20,063
Non-cash compensation expense	10,870	7,936
Other, net	6,166	2,410
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(53,080)	(6,558)
Increase in prepaid expenses and other assets	(405,036)	(311,447)
Increase in accounts payable, accrued expenses and other liabilities	52,318	56,600
Increase in deferred revenue	1,097,472	959,971
Net cash provided by operating activities	775,498	761,737
CASH FLOWS FROM INVESTING ACTIVITIES
Investments made in nonconsolidated affiliates	(2,997)	(10,608)
Purchases of property, plant and equipment	(45,125)	(58,881)
Cash paid for acquisitions, net of cash acquired	(20,222)	(4,700)
Purchases of intangible assets	(25,914)	(605)
Other, net	5,532	(233)
Net cash used in investing activities	(88,726)	(75,027)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	856,660	932
Payments on long-term debt	(321,850)	(11,775)
Distributions to noncontrolling interests	(19,523)	(12,227)
Purchases and sales of noncontrolling interests, net	(104,233)	(5,098)
Proceeds from exercise of stock options	7,922	21,628
Payments for deferred and contingent consideration	(11,780)	(1,074)
Other, net	(3,046)	2,547
Net cash provided by (used in) financing activities	404,150	(5,067)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	29,039	20,356
Net increase in cash, cash equivalents and restricted cash	1,119,961	701,999
Cash, cash equivalents and restricted cash at beginning of period	1,828,822	1,529,575
Cash, cash equivalents and restricted cash at end of period	$2,948,783	$2,231,574